EXHIBIT 23.1

CONSENT OF PRICEWATERHOUSECOOPERS LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated November 21, 2007 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Microsemi Corporation’s Annual Report on Form 10-K for the year ended September 30, 2007.  We also consent to the incorporation by reference of our report dated November 21, 2007 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/S/ PRICEWATERHOUSECOOPERS LLP
Orange County, California
April 29, 2008